Exhibit 10.10

SUBSCRIPTION AGREEMENT

TO:	The Directors of Qomolangma Acquisition Corp. (the “Company”).

The undersigned hereby subscribes for 12,500 shares of common stock (the “Shares”) of the Company. In consideration for the issue of the Shares, the undersigned hereby agrees and undertakes to pay $217.39 to the Company.

We agree to take the Shares subject to the Certificate of Incorporation and By-laws of the Company and we authorize you to enter the following name and address in the stockholders ledger of the Company:

Name:	Lin Shi

Address:	Beijing Tiantan Hospital
West South 4th Ring Road, #119 Fengtai Dist.
Beijing 10000, China

/s/ Shi Lin
Name:	Shi Lin

Dated:	September 25, 2021

Accepted:

QOMOLANGMA ACQUISITION CORP

Signed:	/s/ Jonathan Myers
Name:	Jonathan Myers
Title:	President and Chief Executive Officer

Dated:	September 25, 2021